UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

Current Report On

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

DECEMBER 6, 2002

Commission	Registrant; State of Incorporation	IRS Employer
File Number	Address; and Telephone Number	Identification No.

001-09057	WISCONSIN ENERGY CORPORATION	39-1391525
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 2949
Milwaukee, WI 53201
(414) 221-2345

Form 8-K

WISCONSIN ENERGY CORPORATION

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

Wisconsin Energy Corporation announced on December 6, 2002 that it had completed the sale of its Wisvest-Connecticut, LLC subsidiary to PSEG Fossil, LLC of New Jersey. The definitive agreement had originally been signed on June 7, 2002. Wisvest-Connecticut is the owner and operator of two fossil-fueled power plants in Southern Connecticut.

Wisconsin Energy is expected to receive approximately $280 million from the sale, including reimbursement for capital expenditures, inventory and corporate tax benefits. The value of the plants was written down to market value in the first quarter of 2002. Wisconsin Energy Corporation plans to use the proceeds to reduce debt and to strengthen its balance sheet.

Wisvest-Connecticut purchased the fossil-fueled power plants in 1999 from The United Illuminating Company. The plants, located in Bridgeport and New Haven, Connecticut, have a combined generating capacity of more than 1,000 megawatts and employ about 175 people.

CAUTIONARY FACTORS:   Some matters discussed above are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to various risks, uncertainties and assumptions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions; business, competitive and regulatory conditions in the deregulating and consolidating energy industry in general, and in the company's service territories; availability of the company's generating facilities; changes in purchased power costs and supply availability; changes in coal or natural gas prices and supply availability; the ability to recover fuel and purchased power costs; unusual weather; risks associated with non-utility diversification; regulatory decisions; obtaining necessary regulatory approval and investment capital to implement growth strategy; timely realization of anticipated net costs; disposition of legal proceedings; foreign governmental, economic, political and currency risks; continuation of the common stock repurchase plan and the other cautionary factors described in the Management's Discussion and Analysis of the Financial Condition and Results of Operations in Wisconsin Energy Corporation's 10K for the year ended December 31, 2001 and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

Form 8-K

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WISCONSIN ENERGY CORPORATION
(Registrant)

/s/ STEPHEN P. DICKSON
Date: December 6, 2002	Stephen P. Dickson -- Controller and
Principal Accounting Officer